                                                                      EXHIBIT 5

                        [ROPES & GRAY LETTERHEAD]



                             June 2, 1997




AFC Cable Systems, Inc.
55 Samuel Barnet Boulevard.
New Bedford, MA 02745

    Re:  AFC Cable Systems, Inc.

Ladies & Gentlemen:

    This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 400,000 shares of Common Stock, par value $.01 per share (the "Shares"), of AFC Cable Systems, Inc., a Delaware corporation (the "Company").

    We have acted as counsel for the Company and are familiar with the actions taken by the Company in connection with the 1997 Equity Incentive Plan (the "Plan"). For purposes of this opinion we have examined the Plan and such other documents, records, certificates and other instruments as we have deemed necessary.

    We express no opinion as to the applicability of compliance with or effect of Federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

    Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

    We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

AFC Cable Systems, Inc.                  -2-                        June 2, 1997


    It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                             Very truly yours,

                             /s/ Ropes & Gray

                             Ropes & Gray